Exhibit 99.1

FOR IMMEDIATE RELEASE

HOLLIS-EDEN PHARMACEUTICALS ANNOUNCES FINANCIAL RESULTS FOR FIRST QUARTER 2006

SAN DIEGO, CA – May 10, 2006 – Hollis-Eden Pharmaceuticals, Inc. (NASDAQ:HEPH) today announced financial results for the first quarter of 2006. For the quarter ended March 31, 2006, the Company reported a net loss of $6.9 million (or $0.30 per share), compared to a net loss of $6.8 million (or $0.35 per share) in the first quarter of 2005. Included in the net loss for the first quarter of 2006 was $1.3 million of stock-based compensation expense related to the adoption of SFAS No. 123R. There was no such comparable expense in 2005.

Research and development expenses for the first quarter of 2006 were $4.7 million, compared to $5.3 million in the first quarter of 2005. The decrease in research and development expenses was due in part to the Company’s ability to perform ongoing development activities for its drug candidates in its laboratory versus outsourcing those activities to contractors. Additionally, the scale of preclinical radiation protection studies for NEUMUNE™ (HE2100) in the first quarter of 2005 was larger than that of the first quarter of 2006.

General and administrative expenses for the first quarter of 2006 totaled $2.9 million compared to $1.8 million in the first quarter of 2005. The increase in general and administrative expenses was primarily attributable to consultants related to the preparation of the Request for Proposal for an advance purchase contract under Project BioShield for the Company’s NEUMUNE program and the stock-based compensation expense resulting from adoption of SFAS No. 123R.

Other income was $0.6 million and $0.3 million for the three-month periods ended March 31, 2006 and 2005, respectively, comprised entirely of interest income. The increase in interest income was due mainly to generally higher interest rates in 2006 compared with the same period in 2005.

As of March 31, 2006, the Company reported $60.5 million in cash and cash equivalents. This figure includes proceeds from the sale of 4 million shares of the Company’s stock in February 2006 from which the Company received net proceeds of $24.4 million. Cash used in operations for the first quarter of 2006 totaled $9.0 million versus $7.4 million for the first quarter of 2005. First quarter 2006 cash usage included payment of $3.0 million in an arbitration settlement that was expensed during the fourth quarter of 2005.

During the first quarter of 2006, Hollis-Eden submitted its formal proposal in response to the Department of Health and Human Services’ (HHS) Request for Proposal (RFP) for medical countermeasures to treat Acute Radiation Syndrome (ARS), a life-threatening condition resulting from exposure to high levels of radiation following a nuclear or radiological incident. Hollis-Eden responded to the RFP with the goal of securing an advance purchase contract for its ARS drug candidate, NEUMUNE, under Project BioShield. HHS has indicated it plans to make awards under this RFP around June 2006. Also during the quarter, Hollis-Eden responded to a Sources Sought Notice issued by the Department of Defense (DOD) for an ARS therapy for use by U.S. forces. The DOD has indicated it plans to issue a pre-solicitation notice in June 2006, and a RFP within 15 days thereafter.

In early May 2006, Hollis-Eden moved to expand the market opportunity for NEUMUNE beyond the ARS market by filing an Investigational New Drug (IND) application with the U.S. Food and Drug Administration (FDA) to begin Phase I clinical trials with the compound in patients at high risk of developing hospital-acquired infections. The purpose of these initial trials will be to establish the safety of NEUMUNE in this population, and to help identify the optimal patient subsets for further study in Phase II efficacy trials.

Hollis-Eden continued to make progress as well in its drug development efforts with second-generation drug candidates, further leveraging the Company’s Hormonal Signaling Technology Platform with the goal of expanding its potential market opportunities in a broad spectrum of medical indications. The Company is currently profiling drug candidates in a number of therapeutic areas, including hematology, metabolic disorders, autoimmune disorders, pulmonary diseases and oncology. It anticipates filing IND applications with the FDA on one or more second-generation compounds with improved properties for specific indications.

“Submitting our responses to the Department of Health and Human Services’ Request For Proposal and the Department of Defense’s Sources Sought Notice were significant events for Hollis-Eden,” stated Richard B. Hollis, Chairman and CEO of Hollis-Eden. “Based on NEUMUNE’s attributes and the results we have demonstrated to date with NEUMUNE in preclinical and clinical studies, we believe the compound may offer the first practical medical countermeasure that can be forward deployed for use in major cities across the U.S. in the event of a nuclear incident. Given the growing proliferation of nuclear material and capabilities globally, as well as the continued threat of this material falling into the hands of terrorists, we hope that HHS and DOD move forward with their procurement processes in a timely manner. Beyond the ARS market for NEUMUNE, our recent filing of an IND with the FDA for hospital-acquired infections expands our opportunities for NEUMUNE into a well-defined mainstream market with a large unmet medical need.

“Also of significance during the first quarter was the progress we made in advancing our second-generation drug candidate program,” added Hollis. “To date, we have identified in structure-activity relationship studies a number of second-generation compounds that appear to have greater potency and more desirable pharmaceutical properties as compared to first-generation compounds. The progress we have made in profiling second-generation compounds builds on our years of scientific research through which we have made significant discoveries with our proprietary hormonal signaling molecules and the class of steroids from which they are derived. These findings have expanded our knowledge of the metabolites and the biological properties of our molecules as well as their essential role in human health. Today we are applying this knowledge to the development of innovative pharmaceuticals that may make it possible to harness the body’s own signaling pathways in order to restore health in multiple disease conditions, and to delay and treat diseases of aging which are associated with immune senescence, inflammation and loss of tissue function.”

More detailed information is available in the Company’s Form 10-Q, which is scheduled to be filed today with the Securities and Exchange Commission (http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000899394).

Conference Call: Hollis-Eden will conduct a conference call and live webcast on May 10, 2006 at 2:00 p.m. Eastern (11:00 a.m. Pacific) to discuss first quarter 2006 financial results. The conference call can be accessed by dialing 800-299-7928 (domestic) or 617-614-3926 (international) and requesting the Hollis-Eden conference call. A live webcast of the conference call will be available under “Event Calendar” on the Investors section of Hollis-Eden’s website at www.holliseden.com. The webcast will be archived at the Company’s website for 30 days, and a replay of the call will be available by phone for 24 hours beginning approximately one hour after the call is completed, and can be accessed at 888-286-8010 (domestic) or 617-801-6888 (international), passcode 60482115.

Hollis-Eden Pharmaceuticals

Hollis-Eden Pharmaceuticals, Inc. is developing a proprietary new class of small molecule compounds that are metabolites or synthetic analogs of adrenal steroid hormones. These compounds, designed to restore the biological activity of cellular signaling pathways disrupted by disease and aging, have been demonstrated in humans to possess several properties with potential therapeutic benefit – they regulate innate and adaptive immunity, reduce nonproductive inflammation and stimulate cell proliferation. The

Company’s lead product candidate, NEUMUNE, is entering late-stage development for the treatment of Acute Radiation Syndrome (ARS), a life-threatening condition resulting from exposure to high levels of radiation following a nuclear or radiological incident, and is being explored for use in combating hospital-acquired infections. Hollis-Eden also is profiling optimized second-generation compounds for potential clinical development in a broad spectrum of therapeutic categories including hematology, metabolic disorders, autoimmune disorders, pulmonary diseases, and oncology. For more information on Hollis-Eden, contact the Company’s website at www.holliseden.com.

This press release contains forward-looking statements concerning the potential and prospects of the Company’s drug discovery program and its drug candidates. Any statement describing a goal, expectation, intention or belief of the Company is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, including the ability to complete preclinical and clinical trials successfully and within specified timelines, if at all; the ability to obtain regulatory approval for NEUMUNE under the U.S. Food and Drug Administration Animal Efficacy Rule, even if shown to be effective in preclinical studies; the ability to receive any stockpiling orders for NEUMUNE from the U.S. federal, state and foreign governments, even if approved by regulatory authorities; the Company’s future capital needs; the Company’s ability to obtain additional funding; the ability of the Company to protect its intellectual property rights and to not infringe the intellectual property rights of others; the development of competitive products by other companies; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release.

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Contact:

Dan Burgess, Chief Operating Officer and CFO

or Scott Rieger, Director, Corporate Communications

Hollis-Eden Pharmaceuticals

(858) 587-9333